Exhibit 10.1
Planet Labs PBC

Executive Severance Plan
Participation Notice

[Date]

Dear [_________]:

Planet Labs PBC (the “Company”) is pleased to inform you that you have been designated as a Tier [__] Participant in, and are eligible to receive Severance Benefits under, the Company’s Executive Severance Plan (the “Plan”). A copy of the Plan is being provided to you along with this notice (this “Participation Notice”). Capitalized terms used but not defined in this Participation Notice will have the definitions provided in the Plan.

1.As a Tier [__] Participant in the Plan, you will be eligible to receive certain Severance Benefits upon a Qualifying Termination, subject to the terms, conditions and requirements set forth in the Plan (including your timely execution and, if applicable, non-revocation of a Release in accordance with the terms of the Plan).

2.This Participation Notice is subject in all respects to the terms, conditions and provisions of the Plan, as amended from time to time, all of which are made a part of and incorporated by reference into this Participation Notice. Except as provided in paragraphs 5 and 6 below, in the event of any conflict between the terms of this Participation Notice and the terms of the Plan, the terms of the Plan shall govern. By signing below, you acknowledge and agree that (i) you have received and reviewed a copy of the Plan and (ii) your participation in the Plan requires that you irrevocably and voluntarily agree to the terms of the Plan and the terms set forth in this Participation Notice. Your participation in the Plan will become effective on the date you deliver to the Company your Participation Notice that has been properly countersigned by you, provided that such delivery occurs within 30 days following the date of this Participation Notice (as set forth above) and that you also meet all of the eligibility requirements under the Plan and this Participation Notice as of such date (your “Participation Date”).

3.In consideration of becoming eligible to receive the Severance Benefits provided under the terms and conditions of the Plan, you agree that you hereby waive any and all rights, benefits, and privileges to severance payments and benefits that you might otherwise be entitled to receive under any other plan or arrangement between you and the Company or any Subsidiary (including, without limitation, any offer letter, any employment or similar agreement or arrangement, and any Equity Award agreement), and that the Plan and this Participation Notice supersede any such rights, benefits, and privileges.

4.This Participation Notice shall terminate, and your status as a Participant in the Plan shall end, upon the termination of your employment with the Company and its Subsidiaries for any reason other than due to a Qualifying Termination or such other cessation of your participation in the Plan in accordance with the terms of the Plan.

5.You agree that, notwithstanding any provisions to the contrary under the Plan or this Participation Notice, any payments and benefits under the Plan will be subject to reduction, cancellation, recovery, forfeiture, recoupment, reimbursement, or reacquisition in accordance with any compensation recoupment policy of the Company in effect as of the effective date of the Plan and any other compensation recoupment or clawback policy of the Company as may be established and/or amended from time to time to comply with applicable laws, including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd Frank Wall Street Reform and Consumer Protection Act (the “Clawback Policy”). The Company may require you to forfeit or return to the Company, or reimburse the Company for, all or a portion of such compensation pursuant to the terms of a Clawback Policy or as necessary or appropriate to comply with applicable laws. Unless this paragraph is specifically mentioned and waived in a written agreement between you and the Company, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right by you to resign for Good Reason (or similar term) under the Plan and this Participation Notice or any other agreement with the Company (or any Subsidiary). Further, you agree that, for purposes of clarity, no events that have occurred prior to your Participation Date will trigger or contribute to any right by you to resign for Good Reason under the Plan and this Participation Notice.

6.You understand that nothing in the Plan or this Participation Notice will in any way limit or prohibit you from engaging in any Protected Activity. “Protected Activity” includes: (1) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (2) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. You further understand that Protected Activity does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in any written agreement between you and the Company and/or its Subsidiaries as described in Section 12.1 of the Plan that conflicts with, or is contrary to, this paragraph is superseded by this paragraph. Finally, nothing in the Plan or this Participation Notice constitutes a waiver of any rights you may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in the Plan or this Participation Notice will be interpreted to impair or limit your participation in any legally protected activities, such as (A) forming, joining, or supporting labor unions, (B) bargaining collectively through representatives of employees’ choosing, (C) discussing wages, benefits, or terms and conditions of employment, and (D) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of you or the Company’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA.

[Signature page follows]

PLANET LABS PBC
EXECUTIVE SEVERANCE PLAN

Planet Labs PBC (the “Company”), has adopted this Planet Labs PBC Executive Severance Plan, including the attached Exhibits (the “Plan”), for the benefit of Participants (as defined below) on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment.

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have their respective meanings set forth below:

1.1“Base Salary” means, with respect to any Participant, the Participant’s annual base salary rate in effect immediately prior to a Qualifying Termination.

1.2“Board” means the Board of Directors of the Company.

1.3“Cause” means, with respect to any Participant, “Cause” (or any term of similar effect) as defined in the Participant’s employment or service agreement (or similar agreement) with the Company or any Subsidiary or affiliate thereof if such an agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause means:

1.3.1.a material act of dishonesty made by the Participant in connection with performance of the Participant’s responsibilities to the Company or any Subsidiary or affiliate;

1.3.2.the Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;

1.3.3.the Participant’s gross misconduct in connection with performance of the Participant’s duties as an employee or service provider of the Company or any Subsidiary or affiliate;

1.3.4.the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any Subsidiary or affiliate or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Company or such Subsidiary or affiliate;

1.3.5.the Participant’s persistent and willful failure to perform the Participant’s duties and responsibilities to the Company or any Subsidiary or affiliate after written notice of the acts or omissions constituting the grounds for “Cause” and a failure to remedy such failure within thirty (30) days after the Participant’s receipt of such written notice thereof; or

1.3.6.the Participant’s material and willful breach of any obligations under any written agreement or covenant with the Company or any Subsidiary or affiliate.

For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of the Participant’s death or Disability.

1.4“Change in Control” has the meaning set forth in the Company’s 2021 Incentive Award Plan, as may be amended from time to time, or any successor equity incentive plan established by the Company.

1.5“CIC Protection Period” means the period beginning three (3) months prior to (and including) the date on which a Change in Control is consummated and ending on (and including) the twelve (12)-month anniversary of the date on which such Change in Control is consummated.

1.6“CIC Termination” means a Qualifying Termination which occurs during the CIC Protection Period.

1.7“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

1.8“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.9“Committee” means the Compensation Committee of the Board, or such other committee as may be appointed by the Board to administer the Plan.

1.10“Date of Termination” means the effective date of the termination of the Participant’s employment.

1.11“Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

1.12“Employee” means an individual who is an employee (within the meaning of Code Section 3401(c)) of the Company or any of its Subsidiaries.

1.13“Equity Award” means any equity-based award granted by the Company covering shares of the Company’s Class A common stock (“Shares”). Equity Award does not include any equity-based award received under a cash award program that the Participant has elected to be paid out in equity form in lieu of the cash benefit thereunder.

1.14“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

1.15“Good Reason” means, with respect to any Participant and without the Participant’s written consent, the occurrence of any one or more of the following events:

(a) material reduction in the Participant’s Base Salary or Target Bonus except for reductions that are in connection with across-the-board salary reductions (and corresponding target bonus reductions) and no greater (in percentage terms) than those imposed on substantially all of the Company’s similarly-situated employees;

(b) the Company relocates the Participant’s principal place of employment to a location that is greater than fifty (50) miles from the Participant’s principal place of employment as of the date on which he or she becomes a Participant in the Plan (other than a relocation that reduces the Participant’s one-way commute); or

(c) a material reduction in the Participant’s title, duties or responsibilities to the Company (other than during temporary periods of physical or mental incapacity, and other than a change in the Participant’s title, duties or responsibilities as a result of a Change in Control).

Notwithstanding the foregoing, the Participant’s resignation shall not constitute a resignation for Good Reason unless (1) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the

Participant to constitute Good Reason within thirty (30) days after the date of the occurrence of any event that the Participant knows or reasonably should have known to constitute Good Reason, (2) the Company fails to cure such circumstance or event so identified within thirty (30) days following its receipt of such notice, and (3) the effective date of the Participant’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period.

1.16“Participant” means each Employee with a title of Senior Vice President or higher who is selected by the Administrator (or designee thereof in accordance with Section 3 hereof) to participate in the Plan and is provided with (and, if applicable, countersigns) a Participation Notice in accordance with Section 13.2 hereof.

1.17“Performance-Based Equity Award” means an Equity Award which vests based on the satisfaction of performance goals.

1.18“Pro-Rata Bonus” means, with respect to any Participant, a pro-rated portion of the Participant’s annual cash performance bonus for the Company fiscal year in which the Date of Termination occurs, based on actual performance results for such fiscal year, determined by (a) multiplying the actual amount of the bonus that would have otherwise been payable to such Participant in respect of such fiscal year by a fraction, the numerator of which equals the number of days in such fiscal year during which the Participant was employed by the Company or its Subsidiaries, and the denominator of which equals 365 or 366 (as applicable), and (b) subtracting the amount of any annual cash performance bonus for the Company fiscal year in which the Date of Termination occurs actually paid to the Participant prior to the Date of Termination (if any).

1.19“Pro-Rata Target Bonus” means, with respect to any Participant, a pro-rated portion of the Participant’s Target Bonus amount for the Company fiscal year in which the Date of Termination occurs, determined by (a) multiplying the Participant’s Target Bonus for the fiscal year in which the Date of Termination occurs by a fraction, the numerator of which equals the number of days in such fiscal year during which the Participant was employed by the Company or its Subsidiaries, and the denominator of which equals 365 or 366, as applicable, and (b) subtracting the amount of any annual cash performance bonus for the Company fiscal year in which the Date of Termination occurs actually paid to the Participant prior to the Date of Termination (if any).

1.20“Qualifying Termination” means a termination of the Participant’s employment with the Company or a Subsidiary thereof, as applicable, (a) by the Company or such Subsidiary, as applicable, without Cause or (b) by the Participant for Good Reason. Notwithstanding anything contained herein, in no event shall a Participant be deemed to have experienced a Qualifying Termination if, (a) such Participant is offered and/or accepts a comparable employment position with the Company or any Subsidiary, or (b) in connection with a Change in Control or any other corporate transaction or sale of assets involving the Company or any Subsidiary, such Participant is offered and accepts a comparable employment position with the successor or purchaser entity (or an affiliate thereof), as applicable. A Qualifying Termination shall not include a termination due to the Participant’s death or Disability.

1.21“Severance Benefits” means the CIC Severance Benefits or the Non-CIC Severance Benefits, as applicable.

1.22“Severance Classification” means, with respect to any Participant, the Participant’s designation as a Tier 1 Participant or a Tier 2 Participant.

1.23“Severance Period” means, with respect to any Participant, the number of months determined in accordance with Exhibit A or Exhibit B, as applicable, attached hereto (based on the Participant’s Severance Classification).

1.24“Subsidiary” has the meaning set forth in the Company’s 2021 Incentive Award Plan, as may be amended from time to time, or any successor equity incentive plan established by the Company.

1.25“Target Bonus” means, with respect to any Participant, the Participant’s annual target cash performance bonus, if any, for the Company fiscal year in which the Date of Termination occurs. For clarity, with respect to any Participant who is not eligible to receive a cash performance bonus as part of the Participant’s compensation, such Participant’s Target Bonus shall equal zero.

1.26“Tier 1 Participant” means a Participant who has been designated as a “Tier 1 Participant” by the Administrator in a Participation Notice.

1.27“Tier 2 Participant” means a Participant who has been designated as a “Tier 2 Participant” by the Administrator in a Participation Notice.

2. Effectiveness of the Plan; Notification. The Plan shall become effective on the date on which it is adopted by the Board. The Administrator shall, pursuant to a Participation Notice, notify each Participant that such Participant has been selected to participate in the Plan and of such Participant’s Severance Classification.

3. Administration. Subject to Section 13.4 hereof, the Plan shall be interpreted, administered and operated by the Committee (the “Administrator”), which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate (other than to any Participant in the Plan). All decisions, interpretations and other actions of the Administrator (including with respect to whether a Qualifying Termination has occurred) shall be final, conclusive and binding on all parties who have an interest in the Plan.

4. Severance Benefits.

4.1Eligibility. Each Employee who qualifies as a Participant and who experiences a Qualifying Termination is eligible to receive Severance Benefits under the Plan

4.2Qualifying Termination Payment. In the event that a Participant experiences a Qualifying Termination (other than a CIC Termination), then, subject to Section 4.5 and Section 6.2 hereof and further subject to the Participant’s execution of a Release that becomes effective and irrevocable in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan, the Company shall pay or provide to the Participant the following payments and benefits (collectively, the “Non-CIC Severance Benefits”):

(a)Cash Salary Severance. The Company shall pay to the Participant an amount in cash equal to a number of months of the Participant’s Base Salary equal to the amount determined in accordance with Exhibit A attached hereto (based on the Participant’s Severance Classification) (the “Non-CIC Cash Salary Severance”). The Non-CIC Cash Salary Severance shall be paid to the Participant in accordance with the Company’s normal payroll practices during the period commencing on the Date of Termination and ending on the last day of the Participant’s Severance Period (as set forth on Exhibit A based on the Participant’s Severance Classification); provided, that no such payments shall be made prior to the date on which the Release becomes effective and irrevocable and, if the aggregate period during which the Participant is entitled to consider and/or revoke the Release spans two calendar years, no payments under this Section 4.2(a) shall be made prior to the beginning of the second (2nd) such calendar year (and any such payments otherwise payable prior thereto (if any) shall instead be paid on the first (1st) regularly scheduled Company payroll date in the second (2nd) such calendar year).

(b)Pro-Rata Bonus. The Company shall pay to the Participant an amount equal to the Participant’s Pro-Rata Bonus. The Pro-Rata Bonus shall be paid to the Participant in substantially equal installments in accordance with the Company’s normal payroll practices commencing on the date on which the Company pays annual bonuses for the year in which the Date of Termination occurs to the Company’s employees generally and ending on the last day of the Participant’s Severance Period (as set forth on Exhibit A based on the Participant’s Severance Classification); provided, that no such payments shall be made prior to the date on which the Release becomes effective and irrevocable and, if the aggregate period during which the Participant is entitled to consider and/or revoke the Release spans two calendar years, no payments under this Section 4.2(b) shall be made prior to the beginning of the second (2nd) such calendar year (and any such payments otherwise payable prior thereto (if any) shall instead be paid on the first (1st) regularly scheduled Company payroll date in the second (2nd) such calendar year).

(c)COBRA Benefits. Subject to the Participant’s valid election to continue health care coverage under Section 4980B of the Code, to the extent that the Participant is eligible to do so, then the Company shall reimburse the Participant for the Participant and the Participant’s eligible dependents with coverage under its group health plans at the same levels and at the same cost to Participant as would have applied if the Participant’s employment had not been terminated based on Participant’s elections in effect on the Date of Termination until the earlier of the end of the month during which the Participant’s Severance Period (as determined in accordance with Exhibit A attached hereto based on the Participant’s Severance Classification) ends or the date the Participant becomes covered by a group health insurance program provided by a subsequent employer. Notwithstanding the foregoing, (i) if any plan pursuant to which such continued healthcare benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and

Affordable Care Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the Participant’s Severance Period (or the remaining portion thereof). The benefits described in this Section 4.2(c) are referred to herein as “COBRA Benefits”.

4.3CIC Termination Payment. In the event that a Participant experiences a CIC Termination, then, subject to Section 4.5 and Section 6.2 hereof and further subject to the Participant’s execution of a Release that becomes effective and irrevocable in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan, then the Company shall pay or provide to the Participant, as applicable, the following payments and benefits (collectively, the “CIC Severance Benefits”):

(a)Cash Salary Severance. The Company shall pay to the Participant an amount in cash equal to the amount determined in accordance with Exhibit B attached hereto (based on the Participant’s Severance Classification) (the “CIC Cash Salary Severance”). The CIC Cash Salary Severance shall be paid to the Participant in a lump sum amount within seventy (70) days following the Date of Termination (or, if later, on the date on which the Change in Control occurs (but in no event later than March 15th of the calendar year following the calendar year in which the Date of Termination occurs)); provided, that if the aggregate period during which the Participant is entitled to consider and/or revoke the Release spans two calendar years, the CIC Cash Salary Severance shall be paid in the second (2nd) such calendar year; provided further, that in the event the CIC Termination occurs prior to a Change in Control, then the CIC Cash Salary Severance payable to the Participant shall equal the excess of the CIC Cash Salary Severance over any Non-CIC Cash Salary Severance paid to the Participant prior to the date of the Change in Control (and, for clarity, no further payments of the Non-CIC Cash Salary Severance shall be paid from and after the date of such Change in Control).

(b)Target Bonus. The Company shall pay to the Participant a lump sum amount in cash equal to a percentage of the Participant’s Target Bonus determined in accordance with Exhibit B attached hereto (based on the Participant’s Severance Classification) (the “CIC Target Bonus Payment”) within seventy (70) days following the Date of Termination or, if later, on the date on which the Change in Control occurs (but in no event later than March 15th of the calendar year following the calendar year in which the Date of Termination occurs); provided, that if the aggregate period during which the Participant is entitled to consider and/or revoke the Release spans two calendar years, the CIC Target Bonus Payment shall be paid in the second (2nd) such calendar year.

(c)Pro-Rata Target Bonus. The Company shall pay to the Participant a lump sum amount in cash equal to the Participant’s Pro-Rata Target Bonus within seventy (70) days following the Date of Termination or, if later, on the date on which the Change in Control occurs (but in no event later than March 15th of the calendar year following the calendar year in which the Date of Termination occurs); provided, that if the aggregate period during which the Participant is entitled to consider and/or revoke the Release spans two calendar years, the Pro-Rata Target Bonus shall be paid in the second (2nd) such calendar year.

(d)COBRA Benefits. The Company shall provide to the Participant the COBRA Benefits set forth in Section 4.2(c) hereof; provided, however, that the Severance Period shall be determined in accordance with Exhibit B attached hereto (instead of in accordance with Exhibit A) based on the Participant’s Severance Classification.

(e)Vesting Acceleration. Each outstanding and unvested Equity Award held by the Participant as of the Date of Termination shall vest (and, if applicable, become exercisable) in full on the date on which the Release becomes effective and, if applicable, irrevocable; provided, that any performance goals applicable to any Performance-Based Equity Award shall be treated in accordance with the applicable award agreement or applicable Company equity incentive plan governing the terms of such Performance-Based Equity Award; provided further, that in the event the CIC Termination occurs prior to a Change in Control, then upon the Participant’s CIC Termination, each outstanding and unvested Equity Award held by the Participant as of the Date of Termination shall remain outstanding and eligible to vest in full in accordance with this Section 4.3(e) on the date on which the Release becomes effective and, if applicable, irrevocable or, if later, as of immediately prior to a Change in Control that is consummated within three (3) months following the Date of Termination and such Equity Award (to the extent then-unvested) shall be cancelled and forfeited without payment therefor upon the three (3)-month anniversary of the Date of Termination if a Change of Control is not consummated on or prior to such three (3)-month anniversary.

4.4Release. Notwithstanding anything herein to the contrary, no Participant shall be eligible or entitled to receive or retain any Severance Benefits under the Plan unless the Participant executes a general release of claims in a form prescribed by the Company (the “Release”) that becomes effective and, if applicable, irrevocable no more than sixty (60) days after the Date of Termination.

4.5Non-U.S. Employees. Notwithstanding anything in the Plan to the contrary, any Participant that resides outside of the United States (each, a “Non-U.S. Participant”) and is entitled to receive severance, notice or similar termination payments and/or benefits under the laws of the Participant’s country of residence upon the Participant’s termination of employment with the Company and its Subsidiaries (collectively, “Statutory Severance”) and that becomes eligible to receive Severance Benefits under the Plan shall be entitled to receive either (i) the payments and benefits described in Section 4.2 or 4.3 above, as applicable, or (ii) such Non-U.S. Participant’s Statutory Severance, whichever is greater.

5. Limitations. Notwithstanding any provision of the Plan to the contrary, if a Participant’s status as an Employee is terminated for any reason other than due to a Qualifying Termination, the Participant shall not be entitled to receive any Severance Benefits under the Plan, and the Company shall not have any obligation to such Participant under the Plan.

6. Section 409A.

6.1General. To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Code Section 409A and related Department of Treasury guidance, the Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that this Section 6.1 shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.

6.2Potential Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six (6)-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six (6)-month period without interest thereon.

6.3Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.

6.4Reimbursements. To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

6.5Installments. For purposes of applying the provisions of Code Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

7. Limitation on Payments.

7.1Best Pay Cap. Notwithstanding any other provision of the Plan, in the event that any payment or benefit received or to be received by a Participant (whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in any other plan, arrangement or agreement, the cash Severance Benefits under the Plan shall first be reduced, and any non-cash Severance Benefits hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

7.2Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments, the receipt or retention of which the Participant has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Code Section 280G(b), will be taken into account; (b) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation; and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).

8. No Mitigation. No Participant shall be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under the Plan and the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of service.

9. Successors.

9.1Company Successors. The Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under the Plan.

9.2Participant Successors. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate.

10. Notices. All communications relating to matters arising under the Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company or to such other address as the Participant may have furnished to the Company in writing in accordance herewith and, if to the Company, to such address as may be specified from time to time by the Administrator, except that notice of change of address shall be effective only upon actual receipt.

11. Claims Procedure; Arbitration.

11.1Claims. Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person (the “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within ninety (90) days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator consents otherwise in writing. The Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under Section 11.2 hereof.

11.2Claims Procedure. The Administrator has adopted procedures for considering claims (which are set forth in Exhibit C attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under the Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

12.        Covenants.

12.1Restrictive Covenants. A Participant’s right to receive and/or retain the Severance Benefits payable under this Plan is conditioned upon and subject to the Participant’s continued compliance with any restrictive covenants (e.g., confidentiality, non-solicitation, non-competition, non-disparagement) contained in any other written agreement between the Participant and the Company and/or its Subsidiaries, as in effect on the date of the Participant’s Qualifying Termination.

12.2Return of Property. A Participant’s right to receive and/or retain the Severance Benefits payable under the Plan is conditioned upon the Participant’s return to the

Company of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control.

13.        Miscellaneous.

13.1Entire Plan; Relation to Other Agreements. The Plan, together with any Participation Notice issued in connection with the Plan, contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any Subsidiary, on the other hand, with respect to the subject matter hereof. Severance Benefits payable under the Plan are not intended to duplicate any other severance benefits payable to a Participant by the Company. By participating in the Plan and accepting the Severance Benefits hereunder, the Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any Subsidiary, on the other hand, with respect to the subject matter hereof (including, for clarity, any offer letter or employment or similar agreement providing such Participant with severance payments and/or benefits upon termination of such Participant’s employment with the Company or its Subsidiaries) is hereby revoked and ineffective with respect to the Participant and the Participant shall not be entitled to receive any severance payments or benefits pursuant to any such agreement, arrangement or understanding.

13.2Participation Notices. The Administrator shall have the authority, in its sole discretion, to select Employees to participate in the Plan and to provide written notice to any such Employee that the Employee is a Participant in, and eligible to receive Severance Benefits under, the Plan (a “Participation Notice”) at or any time prior to the Participant’s termination of employment.

13.3No Right to Continued Service. Nothing contained in the Plan shall (a) confer upon any Participant any right to continue as an employee of the Company or any Subsidiary, (b) constitute any contract of employment or agreement to continue employment for any particular period, or (c) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.

13.4Termination and Amendment of Plan. Prior to the consummation of a Change in Control, the Plan may be amended or terminated by the Administrator at any time and from time to time, in its sole discretion. For a period of twelve (12) months from and after the consummation of a Change in Control, the Plan may not be amended, modified, suspended or terminated except with the express written consent of each Participant who would be adversely affected by any such amendment, modification, suspension or termination. After the expiration of such twelve (12)-month period, and subject to Section 2 hereof, the Plan may again be amended or terminated by the Administrator at any time and from time to time, in its sole discretion (provided, that no such amendment or termination shall adversely affect the rights of any Participant who has experienced a Qualifying Termination on or prior to such amendment or termination).

13.5Survival. Section 7 (Limitation on Payments), Section 11 (Claims Procedure; Arbitration) and Section 12 (Covenants) hereof shall survive the termination or expiration of the Plan and shall continue in effect.

13.6Severance Benefit Obligations. Notwithstanding anything contained herein, Severance Benefits paid or provided under the Plan may be paid or provided by the Company or any Subsidiary employer, as applicable.

13.7Withholding. The Company and its Subsidiaries shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits payable under the Plan.

13.8Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for the Participant’s affairs, payment may be made directly to the Participant’s legal guardian or personal representative.

13.9Applicable Law. The Plan is intended to be an unfunded “top hat” pension plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the State of Delaware, excluding any that mandate the use of another jurisdiction’s laws, will apply.

13.10Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

13.11Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

13.12Expenses. The expenses of administering the Plan shall be borne by the Company or its successor, as applicable.

13.13Unfunded Plan. The Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Plan, nor shall such person have any right to receive any payment under the Plan except as and to the extent expressly provided in the Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

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Exhibit A

CALCULATION OF NON-CHANGE IN CONTROL SEVERANCE AMOUNTS

Severance Classification	Non-CIC Cash Salary Severance	Severance Period
Tier 1	12 months’ Base Salary	12 months
Tier 2	9 months’ Base Salary	9 months

Exhibit B

CALCULATION OF CHANGE IN CONTROL SEVERANCE AMOUNTS

Severance Classification	CIC Cash Salary Severance	CIC Target Bonus Payment	Severance Period
Tier 1	18 months’ Base Salary	150% Target Bonus	18 months
Tier 2	12 months’ Base Salary	100% Target Bonus	12 months

EXHIBIT C

DETAILED CLAIMS PROCEDURES

Section 1. Claim Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Administrator shall have the right to delegate its duties under this Exhibit and all references to the Administrator shall be a reference to any such delegate, as well. The Administrator shall make all determinations as to the rights of any Participant, beneficiary, alternate payee or other person who makes a claim for benefits under the Plan (each, a “Claimant”). A Claimant may authorize a representative to act on the Claimant’s behalf with respect to any claim under the Plan. A Claimant who asserts a right to any benefit under the Plan that the Claimant has not received, in whole or in part, must file a written claim with the Administrator. All written claims shall be submitted to Chief Legal Officer, 645 Harrison Street, Floor 4, San Francisco, CA 94107.

(a) Regular Claims Procedure. The claims procedure in this subsection (a) shall apply to all claims for Plan benefits.

(1) Timing of Denial. If the Administrator denies a claim in whole or in part (an “adverse benefit determination”), then the Administrator will provide notice of the decision to the Claimant within a reasonable period of time, not to exceed ninety (90) days after the Administrator receives the claim, unless the Administrator determines that any extension of time for processing is required. In the event that the Administrator determines that such an extension is required, written notice of the extension will be furnished to the Claimant before the end of the initial ninety (90) day review period. The extension will not exceed a period of ninety (90) days from the end of the initial ninety (90) day period, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Administrator expects to render the benefit decision.

(2) Denial Notice. The Administrator shall provide every Claimant who is denied a claim for benefits with a written or electronic notice of its decision. The notice will set forth, in a manner to be understood by the Claimant:

i.the specific reason or reasons for the adverse benefit determination;

ii.reference to the specific Plan provisions on which the determination is based;

iii.a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary; and

iv.an explanation of the Plan’s appeal procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal.

(3)     Appeal of Denial. The Claimant may appeal an initial adverse benefit determination by submitting a written appeal to the Administrator within sixty (60) days of receiving notice of the denial of the claim. The Claimant:

i.may submit written comments, documents, records and other information relating to the claim for benefits;

ii.will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and

iii.will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.

(4) Decision on Appeal. The Administrator will conduct a full and fair review of the claim and the initial adverse benefit determination. The Administrator holds regularly scheduled meetings at least quarterly. The Administrator shall make a benefit determination no later than the date of the regularly scheduled meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within thirty (30) days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second (2nd) regularly scheduled meeting following the Plan’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third (3rd) regularly scheduled meeting of the Administrator following the Plan’s receipt of the appeal request. If such an extension of time for review is required, the Administrator shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Administrator generally cannot extend the review period any further unless the Claimant voluntarily agrees to a longer extension. The Administrator shall notify the Claimant of the benefit determination as soon as possible but not later than five (5) days after it has been made.

(5) Notice of Determination on Appeal. The Administrator shall provide the Claimant with written or electronic notification of its benefit determination on review. In the case of an adverse benefit determination, the notice shall set forth, in a manner intended to be understood by the Claimant:

i.the specific reason or reasons for the adverse benefit determination;

ii.reference to the specific Plan provisions on which the adverse benefit determination is based;

iii.a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

iv.a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures; and

v.a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(b) Exhaustion; Judicial Proceedings. No action at law or in equity shall be brought to recover benefits under the Plan until the claim and appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary claim, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. Any such judicial proceeding must be filed by the earlier of: (x) one (1) year after the Administrator’s final decision regarding the claim appeal and (y) one (1) year after the Participant or other Claimant commenced payment of the Plan benefits at issue in the judicial proceeding.

(c) Administrator’s Decision is Binding. Benefits under the Plan shall be paid only if the Administrator decides in its sole discretion that a Claimant is entitled to them. In determining claims for benefits, the Administrator has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. Subject to applicable law, any decision made in accordance with the above claims procedures is final and binding on all parties and shall be given the maximum possible deference allowed by law. A misstatement or other mistake of fact shall be corrected when it becomes known and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable.

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